Exhibit 10.31

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of June 28, 2004, is by and between TSI MANAGEMENT COMPANY, LLC, a North Carolina limited liability company (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”), dated as of May 16, 2003, by and among SPEEDWAY MOTORSPORTS, INC., a Delaware corporation, SPEEDWAY FUNDING, LLC, a Delaware limited liability company (collectively, the “Borrowers”), the Credit Parties party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Subsidiary is required by Section 7.12 of the Credit Agreement to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (i) all of the representations and warranties set forth in Section 6 of the Credit Agreement as they relate to such Subsidiary, (ii) all of the affirmative and negative covenants set forth in Sections 7 and 8 of the Credit Agreement and (iii) all of the undertakings and waivers set forth in Section 3 of the Credit Agreement (subject to the limitations set forth therein). Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby (i) subject to the limitation set forth in Section 4.1 of the Credit Agreement, jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Borrowers’ Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and (ii) agrees that if any of the Borrowers’ Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Subsidiary will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Borrowers’ Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

IN WITNESS WHEREOF, the Subsidiary and the Administrative Agent have each caused this Joinder Agreement to be duly executed by its authorized officers as of the day and year first above written.

TSI MANAGEMENT COMPANY, LLC

By: Speedway Systems, LLC, its Manager

By: SPR, Inc., its Manager

By:	/s/ William R. Brooks
William R. Brooks Vice President

BANK OF AMERICA, NA, as Administrative Agent

By:	/s/ Tucker S. Sampson
Tucker S. Sampson
Title: Principal